EXHIBIT 15







                                    Acknowledgment Letter


To the Stockholders and Board of Directors
NAC Re Corporation


We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-5585) pertaining to the NAC Re Corp. Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 33-27745) pertaining to the NAC Re Corp. 1989 Stock Option Plan, in the Registration Statement (Form S-8 No. 7813) pertaining to the NAC Re Corp. 1985 and 1986 Stock Option Plans, in the Registration Statement (Form S-8 No. 33-2284) pertaining to the NAC Re Corp. Employee Savings Plan, in the Registration Statement (Form S-8 No. 33-2841) pertaining to the NAC Re Corp. Director's Stock Option Plan, in the Registration Statement (Form S-8 No. 33-77492) pertaining to the NAC Re Corp. Director's Stock Option Plan, in the Registration Statement (Form S-8 No. 33-77494) pertaining to the NAC Re Corp. Employee Stock Purchase Plan, and in the Registration Statement (Form S-8 No. 33-77114) pertaining to the NAC Re Corp. 1993 Stock Option Plan our report dated October 19, 1995, relating to the unaudited consolidated interim financial statements of NAC Re Corporation which is included in its Form 10-Q for the quarter ended September 30, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.


                                                         ERNST & YOUNG LLP


New York, New York
October 19, 1995




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